File Number: 59543-0001

Web site: www.langmichener.com

November 5, 2007

EXHIBIT 5.1

The Board of Directors
Park Place Energy Corp.
Suite 300, 840 - 6th Avenue SW
Calgary, AB T2P 3E5

Attention:  David Stadnyk, President and Chief Executive Officer

Dear Sirs:

Park Place Energy Corp. (the "Company") - 2007 Stock Option Plan and Compensation Plans

We have acted as legal counsel for the Company in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the registration of an aggregate of 6,500,000 shares of the Company's common stock (the "Shares") reserved for issuance with respect to:

(a)         up to an aggregate of 4,500,000 Shares issuable upon the exercise of stock options that have been granted or may be granted pursuant to and in accordance with the Company's Stock Option Plan dated October 11, 2007 (the "Stock Option Plan");

(b)         up to an aggregate of 1,000,000 Shares issuable to David Stadnyk, the Company's President, Chief Executive Officer and a director, as part of his compensation pursuant to the terms of a consulting agreement and a change of control agreement, each dated effective January 1, 2007, each as amended by an amendment letter dated September 26, 2007 (collectively, the "Stadnyk Compensation Plan"); and

(c)         up to an aggregate of 1,000,000 Shares issuable to George Tsafalas, one of the Company's consultants, as part of his compensation pursuant to the terms of a consulting agreement and a change of control agreement, each dated effective January 1, 2007, each as amended by an amendment letter dated September 26, 2007 (collectively, the "Tsafalas Compensation Plan", which, together with the Stadnyk Compensation Plan, are sometimes referred to herein collectively as the "Compensation Plans").

In rendering the opinion set forth below, we have reviewed:

(a)         the Registration Statement and the exhibits thereto;

(b)         the Articles and By-laws of the Company, as in effect as of the date hereof;

(c)         certain records of the Company's corporate proceedings as reflected in its minute book, including resolutions of the board of directors approving the Stock Option Plan and the Compensation Plans as well as various stock options granted pursuant to the Stock Option Plan;

(d)         the Stock Option Plan and the Compensation Plans;

(e)         an officer's certificate signed by David Stadnyk, the President and Chief Executive Officer of the Company (the "Officer's Certificate");

(f)         such statutes, records and other documents as we have deemed relevant; and

(g)         a certificate of good standing for the Company issued by the Nevada Secretary of State.

Subject to the foregoing and the assumptions, limitations and qualifications set forth in this letter, it is our opinion that:

1.         the Shares issued upon exercise of stock options granted pursuant to the Stock Option Plan will be validly issued and fully paid and non-assessable common shares in the capital of the Company, provided:

(a)         such stock options are granted in accordance with the terms and conditions of the Stock Option Plan; and

(b)         the persons receiving any stock options under the Stock Option Plan perform their obligations to the Company in accordance with the terms and conditions of the Stock Option Plan and any agreement evidencing the grant of the stock options, including the payment of the required exercise price with respect to stock options; and

2.         the Shares issued pursuant to the Compensation Plans will be validly issued and fully paid and non-assessable common shares in the capital of the Company, provided:

(a)         such Shares are issued in accordance with the terms and conditions of the applicable Compensation Plan; and

(b)         the persons receiving any Shares under the applicable Compensation Plan perform their obligations to the Company in accordance with the terms and conditions of such Compensation Plan, including the performance of any required services thereunder.

Our opinion expressed herein is subject in all respects to the following assumptions, limitations and qualifications:

(a)         The foregoing opinion is limited to the State of Nevada, including all applicable provisions of the Nevada Revised Statutes (the "Nevada Statutes"). We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule, or regulation, state or federal, applicable to the Company. In particular, we express no opinion as to United States federal securities laws.

(b)         We have assumed (i) the genuineness of all signatures on documents examined by us, (ii) the legal capacity of the officers of the Company, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and (v) that the documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect.

(c)         We have assumed that (i) each stock option granted or to be granted pursuant to the Stock Option Plan has been or will be duly authorized by the board of directors of the Company in accordance with the Articles and Bylaws of the Company, the Nevada Statutes, and the Stock Option Plan, (ii) each agreement governing a stock option under the Stock Option Plan has been or will be duly executed by each party thereto and constitutes or will constitute the legal, valid and binding obligations of the parties thereto, and that such agreements are or will be enforceable against each of the parties thereto in accordance with their respective terms, and (iii) each Compensation Plan has been duly executed by each party thereto and constitutes the legal, valid and binding obligations of the parties thereto, such agreements are enforceable against each of the parties thereto in accordance with their respective terms, and the services or other consideration to be provided by the recipients of the Shares thereunder will be provided to the Company.

(d)         We have assumed that each of the statements made and certified in the Officer's Certificate was true and correct when made, has at no time since being made and certified become untrue or incorrect and remains true and correct on the date hereof.

(e)         The opinion expressed in this letter is rendered as of the date hereof and is based on our understandings and assumptions as to present facts, and on the application of the laws of the State of Nevada as the same exists on the date hereof. We assume no obligation to update or supplement this opinion letter after the date hereof with respect to any facts or circumstances that may hereafter come to our attention or to reflect any changes in the facts or law that may hereafter occur or take effect.

(f)         We have assumed that at the time the Company is or becomes obligated to issue any Shares upon exercise of stock options granted pursuant to the Stock Option Plan or pursuant to the Compensation Plans, the Company (i) will have adequate authorized and unissued Shares to fulfill such obligations and (ii) will be in good standing with the Nevada Secretary of State.

(g)         We have assumed the absence of fraud in any transaction pursuant to which Shares have been or may be issued pursuant to any option under the Stock Option Plan or pursuant to the Compensation Plans, and that the consideration authorized by the board of directors for the Shares will have been received by the Company prior to their issuance.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and in any amendment thereto.

Yours truly,

/s/ Lang Michener LLP